EXHIBIT 10.7

[LETTERHEAD OF JOHNSON CONTROLS, INC.]
[●], 2016
[Executive Name]
c/o Johnson Controls, Inc.
5757 N Green Bay Ave.
Milwaukee, WI 53209

Re:	Change of Control Executive Employment Agreement
Dear [First Name]:
As you know, Johnson Controls, Inc., a Wisconsin corporation (the “Company”), has entered into that certain Agreement and Plan of Merger, dated as of January 24, 2016 (the “Merger Agreement”), with Tyco International plc, an Irish public limited company (“Parent”), and Jagara Merger Sub, LLC, a Wisconsin limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall merge with and into the Company, with the Company surviving (the “Merger”). Although the Merger does not constitute a “Change of Control” within the meaning of that certain Change of Control Executive Employment Agreement, dated as of July 28, 2010 (the “COC Employment Agreement”), by and between the Company and you, the Company intends to activate certain of the provisions of the COC Employment Agreement in connection with the Merger as described in further detail in this letter agreement (the “Letter Agreement”).
Capitalized terms used in this Letter Agreement without definition shall have the meanings ascribed to such terms in the COC Employment Agreement. If the Merger Agreement is terminated by the parties thereto without the consummation of the transactions contemplated thereby, this Letter Agreement shall be null and void ab initio and of no further force or effect.
1. Assumption of COC Employment Agreement. In accordance with the Merger Agreement, the COC Employment Agreement shall be assumed by Parent as of the Effective Time.
2. Change of Control; Employment Period. Notwithstanding the definition of Change of Control in the COC Employment Agreement, for purposes of the COC Employment Agreement, the Merger shall be deemed to constitute a Change of Control and you shall be entitled to the rights and remedies, and have the obligations, set forth in the COC Employment Agreement as though a Change of Control occurred as of the Effective Time; provided that Sections 3(b)(ii)–(viii) shall have no application in respect of the Employment Period (as defined in the COC Employment Agreement) activated in respect of the Merger. In addition, notwithstanding Section 2 of the COC Employment Agreement, the Employment Period activated in respect of the Merger shall commence at the Effective Time and end on the third anniversary of the Effective Date (as defined in the COC Employment Agreement), subject to Section 4 of the COC Employment Agreement. For purposes of clarity, upon the occurrence of the Effective Time, the COC Employment Agreement shall supersede and replace in all respects that certain Executive Employment Agreement, dated as of July 28, 2010, by and between the Company and the Executive, which shall cease to be of any force and effect.
3. Good Reason. In consideration of the Company’s agreement to treat the Merger as a Change of Control under the COC Employment Agreement, you acknowledge and agree that (a) neither (i) the appointment of George R. Oliver to serve as President and Chief Operating Officer following the Merger[, nor] (ii) the implementation of the succession plan set forth in Section 6.10(a) of the Merger Agreement, [nor (iii) the requirement that you report to the

President and Chief Operating Officer following the Merger,] shall in and of itself constitute Good Reason for purposes of Section 4(d)(i) of the COC Employment Agreement; and (b)  the reference to “Section 3(b)” in Section 4(d)(ii) shall be deemed to refer solely to “Section 3(b)(i)” for purposes of the Employment Period activated in respect of the Merger.
4. Equity Awards. The Company hereby agrees that, with respect to any equity awards held by you that are granted under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (the “Plan”), the reference to “twenty-four (24) months” in Section 18(c)(iii) of the Plan shall, solely with respect to termination events occurring within 36 months following the Merger, be deemed to be “thirty-six (36) months.”
5. Miscellaneous.
(a) Amendments. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.
(b) Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin, without reference to conflict of law principles thereof.
(c) Entire Agreement. This Letter Agreement, together with the COC Employment Agreement, constitutes the complete understanding between the parties hereto relating to the subject matter hereof, and supersedes in its entirety any prior oral or written agreements, understandings, or representations relating to the subject matter hereof.
[Signature Page Follows]

Please confirm your agreement to all of the foregoing by executing this Letter Agreement as indicated below.
Very truly yours,
JOHNSON CONTROLS, INC.

By: ____________________________________
Name:
Title:

Acknowledged and Agreed:

______________________________
[Executive Name]

[Signature Page to COC Letter Agreement]